Exhibit 99.11

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES FIRST QUARTER 2005 RESULTS

Alliance Capital Management Holding L.P. Announces Diluted Net Income of $0.58 per Unit
and Declares a $0.56 per Unit Cash Distribution

New York, NY, April 28, 2005 – Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC), and Alliance Capital Management L.P. (“Alliance Capital”), today reported results for the first quarter of 2005.

Alliance Holding (The Publicly Traded Partnership):

•      Diluted net income per unit for the quarter ended March 31, 2005 was $0.58 as compared to $0.58 for the same period in 2004.

•      Distribution per unit for the first quarter of 2005 is $0.56, payable on May 19, 2005 to record holders of Alliance Holding Units at the close of business on May 9, 2005.

Alliance Capital (The Operating Partnership):

•      Assets Under Management (AUM) at March 31, 2005 were $534 billion, up 9.8% from a year ago, due primarily to equity market appreciation and net asset inflows.

•      Average AUM was $538 billion for the quarter ended March 31, 2005, an increase of 10.7% from the same quarter a year ago.

•      Long-term net asset inflows for the twelve months ended March 31, 2005 were $19.7 billion. Institutional Investment Management net asset inflows of $17.7 billion and Private Client net asset inflows of $5.3 billion were partially offset by Retail net asset outflows of $3.3 billion. Additionally, cash management net asset outflows totaled $5.7 billion, which included transfers of approximately $1 billion in connection with the previously announced sale of the cash management services unit to Federated Investors, Inc. (“CMS Sale”).

•      Long-term net asset inflows for the three months ended March 31, 2005 were $5.8 billion. Institutional Investment Management and Private Client experienced net asset inflows of $3.8 billion and $2.3 billion, respectively, partially offset by Retail net asset outflows of $0.3 billion. Cash management net asset outflows of approximately $2 billion were largely the result of the CMS sale.

“On the most important metric, investment returns for our clients, the first quarter was generally disappointing in the U.S., a derivative primarily of difficult capital market conditions. Absolute returns were negative in both equities and fixed income and relative returns were lackluster. Results, however, were considerably better in our non-U.S. services, many of which produced positive returns and continued to achieve strong relative performance,” said Lewis A. Sanders, Chairman and Chief Executive Officer.

As previously reported, financial performance in the first quarter was below expectations, reflecting primarily the effect of weak capital market conditions on investment advisory fees, unusually high legal costs and unrealized mark-to-market losses on equity investments held for deferred compensation plan obligations. High legal fees stemmed from the trial of an action brought by the Florida State Board of Administration; as previously reported, Alliance prevailed on all claims related to this matter and both parties agreed that there will be no appeal. As such, legal fees are expected to decline in future periods and earnings will likely benefit from related insurance recoveries. In addition, mark-to-market losses, if not recovered, will result in lower compensation expense in future periods as employees vest in these plans.

“The firm’s organic growth rate accelerated in the first quarter. Gross and net inflows reached new highs in the private client segment, with this unit’s annualized organic growth rate moving well into double digits. Gross inflows also strengthened among institutional clients and attrition rates stabilized, resulting in substantially improved net inflows. Noteworthy, too, was a substantial increase during the quarter in the backlog of institutional mandates won but not yet funded,” said Mr. Sanders.

The retail segment remained weak, with U.S. retail mutual fund market share continuing at depressed levels. However, sustained growth in managed accounts and inflows into Luxembourg-based mutual funds have stabilized this business overall. The small net outflow in the retail unit for the quarter was attributable mostly to the closing of a number of mutual funds, part of a previously announced plan to improve the clarity and utility of our product array for this client group.

“Among our services, those in the global arena continued to drive the company’s growth. At the quarter’s end, long-term assets under management invested in non-U.S. services totaled $194 billion, up 39% over the last twelve months. Our style blend services continued to gain client acceptance as well, especially those based on global value and global growth components,” said Mr. Sanders.

“Lasting success in our business is based on knowledge — having more of it and using it better than market participants at large. We remain focused on expanding our research capabilities towards this end, with the goal of helping our clients achieve investment success and peace of mind along the way,” Mr. Sanders concluded.

SUMMARY FINANCIAL RESULTS OF ALLIANCE CAPITAL MANAGEMENT L.P.

($ millions)

	Three Months Ended		%
	3/31/05	3/31/04	Change

Revenues	$750	$752	-0.3

Expenses	571	575	-0.6

Income Before Income Taxes	179	177	0.8

Income Taxes	10	9	15.7

Net Income	$169	$168	—

Pre-tax Margin (1)	23.8%	23.6%

(1) Pre-tax income as a percentage of total revenues

•      Revenues for the first quarter decreased 0.3% to $750 million from $752 million in the first quarter of 2004, primarily due to mark-to-market losses on investments related to deferred compensation plans, lower distribution revenue and lower shareholder servicing fees in the Retail channel, offset partially by higher investment advisory fees due to growth in AUM.

•      Expenses decreased 0.6% to $571 million from $575 million, the result of lower amortization of deferred sales commissions and lower distribution plan payments, offset partially by higher base compensation expense and higher than expected legal fees.

CONFERENCE CALL INFORMATION RELATING TO FIRST QUARTER 2005 RESULTS

Management will review first quarter 2005 financial and operating results on Thursday, April 28, 2005 during a conference call at 5:30 p.m. (New York Time). The call will be hosted by Chairman and Chief Executive Officer, Lewis A. Sanders and President and Chief Operating Officer, Gerald M. Lieberman.

Parties interested in listening to the conference call may access it by either telephone or webcast.

1.     To listen by telephone, please dial 800-553-5260 in the U.S. or 612-332-0530 outside the U.S., ten minutes before the 5:30 p.m. (New York Time) scheduled start time. When dialing in, please indicate access code 778373.

2.     To listen by webcast, please visit Alliance Capital’s Investor Relations website at http://ir.alliancecapital.com at least fifteen minutes prior to the call to download and install any necessary audio software.

The presentation slides that will be reviewed during the conference call are available on Alliance Capital’s website at the above web address.

A replay of the conference call will be made available for one week beginning at 8:30 p.m. (New York Time) April 28, 2005. In the U.S. please call 800-475-6701 or for callers outside the U.S. 320-365-3844, and provide the access code 778373. The replay will also be available via webcast on Alliance Capital’s website for one week.

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. Through its Sanford C. Bernstein & Co., LLC subsidiary, Alliance provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At March 31, 2005, Alliance Holding owned approximately 31.9% of the Alliance Capital Units. AXA Financial was the beneficial owner of approximately 60.2% of the issued and outstanding Alliance Capital Units at March 31, 2005 (including those held indirectly through its ownership of approximately 1.8% of the issued and outstanding Alliance Holding Units), which, including the general partnership interests in Alliance Capital and Alliance Holding, represent an approximate 61.2% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations. Additional information may be found at www.alliancecapital.com.

Forward-Looking Statements

Certain statements in this new release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance we achieve for our clients, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates. We caution readers to carefully consider such forward-looking statements in light of these factors. Further, such forward-looking statements speak only as of the date on which such statements are made; we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” in Item I of Form 10-K for the year ended December 31, 2004. Any or all of the forward-looking statements that we make in Form 10-K, this news release, or any other public statements we issue may turn out to be wrong. Please remember that factors other than those listed in “Risk Factors” could also adversely affect our business, operating results, or financial condition.

The forward-looking statements we make in this news release include statements regarding expected levels of certain expenses. Legal fees associated with litigation (net of partially offsetting insurance recoveries), and the costs of compliance with the Sarbanes-Oxley Act of 2002, and various other expenses, fluctuate from period to period. Litigation is inherently unpredictable, and costs of regulatory compliance vary due to changes in regulation, guidance from regulators, and evolving industry-wide standards.

ALLIANCE CAPITAL MANAGEMENT L.P.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands)

	Three Months Ended
	3/31/05	3/31/04
Revenues:
Investment Advisory & Services Fees	$536,170	$510,968
Distribution Revenues	107,833	116,305
Institutional Research Services	75,217	79,424
Shareholder Servicing Fees	25,246	31,270
Other Revenues, Net	5,779	14,340

	750,245	752,307

Expenses:
Employee Compensation & Benefits	285,062	274,804
Promotion & Servicing:
Distribution Plan Payments	91,438	97,114
Amortization of Deferred Sales Commissions	36,548	48,520
Other	47,110	51,870
General & Administrative	99,879	91,004
Interest	6,272	6,500
Amortization of Intangible Assets	5,175	5,175

	571,484	574,987

Income Before Income Taxes	178,761	177,320

Income Taxes	10,254	8,866

NET INCOME	$168,507	$168,454

ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.

(THE PUBLICLY TRADED PARTNERSHIP)

SUMMARY STATEMENTS OF INCOME

(unaudited, in thousands except per unit amounts)

	Three Months Ended
	3/31/05	3/31/04

Equity in Earnings of Alliance Capital	$53,020	$52,176

Income Taxes	6,186	5,815

NET INCOME	$46,834	$46,361

Additional Equity in Earnings of Alliance Capital (1)	748	828

NET INCOME – Diluted (2)	$47,582	$47,189

DILUTED NET INCOME PER UNIT	$0.58	$0.58

DISTRIBUTIONS PER UNIT	$0.56	$0.14

(1)   To reflect higher ownership in Alliance Capital resulting from application of the treasury stock method to outstanding options.

(2)   For calculation of diluted net income per unit.

ALLIANCE CAPITAL AND ALLIANCE HOLDING

UNITS AND WEIGHTED AVERAGE UNITS OUTSTANDING

MARCH 31, 2005

		Weighted Average Units
	Period Ending Units	Three Months Ended
	Outstanding	Basic	Diluted

Alliance Capital	254,600,699	254,195,498	256,082,810

Alliance Holding	81,206,856	80,801,655	82,688,967

ALLIANCE CAPITAL MANAGEMENT L.P.

ASSETS UNDER MANAGEMENT

THREE MONTHS ENDED MARCH 31, 2005

($ millions)

	Institutional
	Investment
	Management	Retail	Private Client	Total
Beginning of Period	$311,258	$163,552	$63,954	$538,764
Sales/New accounts	9,660	6,734	2,954	19,348
Redemptions/Terminations	(4,372)	(6,441)	(596)	(11,409)
Cash flow	(1,487)	(444)	—	(1,931)
Unreinvested dividends	—	(188)	(52)	(240)
Net Long-Term Inflows/(Outflows)	3,801	(339)	2,306	5,768
Net Cash Management	—	(2,017)	16	(2,001)
Market Depreciation	(3,749)	(3,634)	(1,202)	(8,585)
End of Period	$311,310	$157,562	$65,074	$533,946

ALLIANCE CAPITAL MANAGEMENT L.P.

ASSETS UNDER MANAGEMENT

TWELVE MONTHS ENDED MARCH 31, 2005

($ millions)

	Institutional
	Investment
	Management	Retail	Private Client	Total
Beginning of Period	$271,012	$158,951	$56,393	$486,356
Sales/New accounts	40,651	23,372	8,952	72,975
Redemptions/Terminations	(19,617)	(24,640)	(2,900)	(47,157)
Cash flow	(3,315)	(1,242)	(546)	(5,103)
Unreinvested dividends	(1)	(806)	(224)	(1,031)
Net Long-Term Inflows/(Outflows)	17,718	(3,316)	5,282	19,684
Net Cash Management	(1,444)	(4,095)	(198)	(5,737)
Market Appreciation	24,024	6,022	3,597	33,643
End of Period	$311,310	$157,562	$65,074	$533,946

ALLIANCE CAPITAL MANAGEMENT L.P.

ASSETS UNDER MANAGEMENT

($ millions)

	Three Month Periods		Twelve Month Periods
	3/31/05	3/31/04	3/31/05	3/31/04

Average Assets Under Management	$537,647	$485,473	$501,667	$446,941

Ending Assets Under Management	$533,946	$486,356	$533,946	$486,356

ALLIANCE CAPITAL MANAGEMENT L.P.

ASSETS UNDER MANAGEMENT

BY INVESTMENT SERVICE

AS OF MARCH 31, 2005

($ millions)

	Institutional Investment Management	Retail	Private Client	Total
Equity
Growth
U.S.	$36,061	$30,450	$7,106	$73,617
Global & International	26,334	14,081	4,127	44,542
	62,395	44,531	11,233	118,159
Value
U.S.	49,106	30,803	21,893	101,802
Global & International	72,926	9,820	10,590	93,336
	122,032	40,623	32,483	195,138
Total Equity	184,427	85,154	43,716	313,297

Fixed Income
U.S.	76,842	43,742	21,072	141,656
Global & International	26,624	23,438	167	50,229
	103,466	67,180	21,239	191,885

Index/Structured
U.S.	19,167	4,068	119	23,354
Global & International	4,250	1,160	—	5,410
	23,417	5,228	119	28,764
Total
U.S.	181,176	109,063	50,190	340,429
Global & International	130,134	48,499	14,884	193,517
	$311,310	$157,562	$65,074	$533,946

ALLIANCE CAPITAL MANAGEMENT L.P.

ASSETS UNDER MANAGEMENT

BY LOCATION (1)

AS OF MARCH 31, 2005

($ millions)

	Institutional Investment Management	Retail	Private Client	Total

U.S. Clients	$203,819	$125,900	$62,767	$392,486
Non-U.S. Clients	107,491	31,662	2,307	141,460
	$311,310	$157,562	$65,074	$533,946

(1) Categorized by country domicile of client.